AGREEMENT

_____________________________________________________________

This agreement (the "Agreement") is made as of the 4th day of July 2003.

BETWEEN:

Liang Wang, Kai Xu, Hai bBo Fan, Jianwen Zhang (the "Developers")

AND:

XML Global Technologies, Inc. a Colorado company and its wholly-owned subsidiaries, including, without limitation Xtract Informatics, Inc. a British Columbia company (collectively "XML Global") having an office at: Suite 22, 1818 Cornwall Avenue, Vancouver, BC.

WHEREAS:
A.

The Developers have entered into certain agreements (First Agreements) dated April 14, 2003 titled the Transfer Agreement, Developer Agreement and Right of First Refusal copies attached as exhibits to this Agreement.

B.

XML Global wishes to enter into a transaction (the "Transaction") with Xenos Group Inc. ("Xenos") whereby Xenos will acquire substantially all of the assets of XML Global (the "Assets"). The Assets include the Transformation kernel described in and forming the subject matter of the First Agreements (hereinafter referred to as the "Technology").

C.

The First Agreements provides that if XML Global sells, assigns and transfers the rights in and to the source code of the Technology before April 14th, 2004, the Developers have certain entitlements more fully described therein.

 NOW THEREFORE for good and valuable consideration, the Developers and XML Global agree to the following:

A.

Upon and subject to the completion by XML Global of a Transaction, the Developers agree to accept 250,000 shares of Xenos (the "Shares") with the same escrow and price protection terms as those shares of Xenos to be received by XML Global in the Transaction, plus US$250,000 (the "Cash"), (payable as provided below) in full satisfaction of all entitlements of Developers under the First Agreements. Developers covenant and agree that the Xenos stock and $250,000 represents fair market compensation for the Technology as that phrase is used in the First Agreements. The Cash shall be paid to Developers as follows: the sum of $200,000 shall be paid directly by Xenos to Developers on completion of the Transaction; and the sum of $50,000 (the "Holdback") shall be paid into an escrow account to be held by an escrow agent, acceptable to XML Global and Developers, for a period of six months following the completion of the Transaction. The Holdback shall be paid to Developers on the six month anniversary of the closing date of the Transaction unless on or before that date the escrow agent receives written notice from XML Global or Xenos that it, or Xenos, or their successors in interest, that a claim has been made by any third party, including, without limitation, ecMarkets.com, Inc., to an interest in the Technology or that the use of the Technology violates or infringes upon a right or interest of such third party (hereafter the "Claim"). In the event the escrow agent receives notice of a Claim, it shall hold the Holdback until it has received written notice that the Claim has been resolved, together with written instructions regarding the disposition of the Holdback; or the escrow agent may interplead the Holdback into a court of competent jurisdiction.

B.

The share purchase warrants held by the Developers to acquire up to 16,000,000 shares of XML Global's common stock at a price of US$0.04 per share will be cancelled, null and void effective on closing of the Transaction. Upon closing of the Transaction, Developers shall have no further right to receive any securities, payments or other consideration from XML Global except for the entitlements set forth in paragraph A of this Agreement; and Developers shall be deemed to have release, acquitted and forever discharged XML Global, together with its affiliates, from any further obligation or liability to Developers arising from any fact, transaction or occurrence up to the date of the closing of the Transaction.

C.

Upon closing of the Transaction, the Developers agree to enter into one-year employment agreements with Xenos on terms no less favorable to Developers than Developers are currently receiving from XML Global. The term of the employment shall be for one year commencing on the closing date of the Transaction. Developers shall be deemed to have agreed to the termination of their employment with XML Global upon completion of the Transaction and shall have no further right to continued employment with XML Global or to receive any compensation or other consideration from XML Global from and after the date of the Transaction closing.

D.

The Developers represent and warrant that they have transferred and assigned to XML Global full, complete and unfettered title to the Technology, free of any claims of third parties including, without limitation, any claims, rights or interest by ecMarkets.com, Inc. The Developers represent that the Technology does not and will not infringe upon any of the intellectual property rights or trade secrets of any third party including, without limitation, ecMarkets.com, Inc.; and Developers agree to indemnify, defend and hold harmless XML Global, Xenos and their assignees from any cost, obligation, damage or liability to any third party arising from any breach of this representation and warranty. XML Global shall have the right to offset against any balance due to Developers hereunder or arising out of the Transaction, any amount for which XML Global, Xenos or their assignees may become liable by virtue of any breach of the representation and warranty contained herein. Such right of offset will include all costs and liabilities of XML Global, Xenos and their assignees, including legal fees incurred in the defense of the Technology.

E.	This Agreement is governed by and is to be construed in accordance with the laws of British Columbia, Canada.
F.	This agreement is subject to approval by the board of directors of XML Global.
G.	Time is of the essence in this Agreement.
H.	No modification of this Agreement is effective unless it is in writing and signed by the parties.
I.	This Agreement and any modification of it constitute the entire agreement between the parties with regards to the sale, assignment and transfer of the Technology.
J.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Each party hereto will receive by delivery or facsimile transmission a duplicate original of the Agreement executed by each party, and each party agrees that the delivery of the Agreement by facsimile transmission will be deemed to be an original of the Agreement so transmitted.

THE DEVELOPERS	XML Global
__________________________________ Liang Wang	_____________________________________ Peter Shandro Chairman of the Board Xtract Informatics, Inc.
__________________________________ Kai Xu
__________________________________ Hai Bbo Fan
__________________________________ Jianwen Zhang

Executed at ____________________(city), ___________________ (province), this ______ day of June, 2003.

Executed at ____________________(city), ___________________ (state), this ______ day of June, 2003, by Zhang, Jianwen_______________(initial).